Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Don Markley or Bruce Voss
Guy Childs, Chief Financial Officer	(310) 691-7100
(719) 633-8333	dmarkley@lhai.com
FOR IMMEDIATE RELEASE
SPECTRANETICS REPORTS RECORD SECOND QUARTER REVENUE OF $16.0
MILLION AS ATHERECTOMY PRODUCT SALES INCREASE 77%
COLORADO SPRINGS, Colo. (July 27, 2006) – Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the three and six months ended June 30, 2006.
Revenue for the second quarter of 2006 was a record $16.0 million, up 50% compared with revenue of $10.6 million for the second quarter of 2005. Revenue growth was driven primarily by strength in Spectranetics’ atherectomy product sales, which increased 77% compared with the prior year. For the quarter, disposable product revenue rose 54% to $12.9 million, laser revenue rose 28% to $1.4 million, and service and other revenue rose 43% to $1.7 million, all compared with the second quarter of 2005.
The worldwide installed base of lasers increased to 548 laser systems as of June 30, 2006 (424 in the United States), which includes net laser placements of 25 units in the second quarter of 2006 compared with 17 net placements in the comparable quarter last year.
Gross margin for the quarter was 76%, compared with gross margin of 75% in the second quarter a year ago. Operating expenses in the quarter were $11.7 million, up 58% compared with the prior year. The increase is primarily related to ongoing investment in an expanded field sales organization, physician training, clinical research and product development initiatives to further penetrate the large and growing market for treating peripheral arterial disease (PAD). Operating expenses in the second quarter of 2006 also include stock compensation expense of $607,000, pursuant to the adoption of Statement of Financial Accounting Standards 123(R), which the Company adopted as of January 1, 2006.
For the second quarter of 2006, the Company reported net income of $521,000, or $0.02 per diluted share, compared with net income of $242,000, or $0.01 per diluted share, in the second quarter of 2005. Pre-tax income in the second quarter of 2006, including stock compensation expense of $607,000, was $862,000, compared with pre-tax income of $643,000 in the second quarter of 2005.”
“Our focus during the first half of 2006 has been on accelerating revenue growth through investment in new products and clinical trials, and by expanding physician training programs and the size of our field sales force,” said John G. Schulte, President and Chief Executive Officer. “Our outstanding results in the second quarter demonstrate the success of these strategic initiatives, as well as growth in the PAD market. We are pleased to report continued strength in new laser placements, as well as increased utilization by our physician base. Our field sales organization has grown to 72 employees, and we are building towards an 80 to 90 person field sales organization by year-end. The demand for our products remains strong, and we will continue to make investments to enhance our competitive position throughout 2006.”
Year-to-Date Financial Results
Revenue for the first half of 2006 rose 50% to $29.6 million, from $19.7 million for the first half of 2005. Year-to-date 2006 disposable product revenue was $23.5 million, up 55% compared with disposable product revenue of $15.1 million in the first half of 2005, and equipment revenue was up 48% to $2.8 million from $1.9 million in the first half of 2005. Service and other revenue for the first six months of 2006 was $3.3 million, up 23% compared with service and other revenue of $2.7 million for the comparable period in 2005.
Gross margin for the first half of 2006 was 75%, compared with 76% in the first half of 2005, with the decline primarily due to an increase in staffing, production equipment and related costs incurred to increase production capacity.
Net loss for the first half of 2006 was ($117,000), or $0.00 per diluted share, compared with net income of $317,000, or $0.01 per diluted share, in the first half of 2005. Pre-tax income for the first half of 2006, including stock compensation expense of $1,227,000, was $243,000 compared with pre-tax income of $775,000 in the first half of 2005.
Cash, cash equivalents and current and non-current investment securities totaled $58.2 million as of June 30, 2006, compared with $11.2 million as of March 31, 2006. The increase is primarily due to the completion of a common stock offering in May 2006 with net proceeds to the Company of approximately $47.9 million.
2006 Financial Guidance
Spectranetics today raised its previous 2006 financial guidance as follows:
Revenue is estimated to be within the range of $61 million to $64 million, representing 41% to 48% growth over 2005 revenue, and an increase from previous guidance of $55 to $58 million; this guidance takes into consideration the following key factors:
1.	Laser placements, which are expected to be within the range of 95 to 105 net new laser placements in 2006, compared with previous guidance of 80 to 100 net new laser placements.
2.	Continued expansion of the field sales organization; Spectranetics expects the total number of field sales employees to be in the range of 80 to 90 by the end of 2006, compared with previous guidance of 75 to 80.
3.	Continued increases in product development and clinical study costs, particularly with the initiation of enrollment in the CELLO trial.
The Company expects net income, including stock-based compensation, to be within the range of a $2.0 million net loss to break-even, and assumes gross margins in the mid-seventies. Stock-based compensation is estimated to be within the range of $2.5 million to $3.0 million during 2006. Previous net income guidance was a net loss of $2.5 million to $5.5 million, including stock-based compensation of $2.5 to $3.5 million.
In assessing the Company’s financial guidance, Spectranetics’ management considered many factors and assumptions including, but not limited to, current and projected sales trend data; status, timing and progression of the Company’s product development projects; current and projected spending levels to support sales, marketing, development and administrative activities; and other risk factors discussed in Spectranetics’ publicly filed documents.

Conference Call
Management will host an investment-community conference call today beginning at 11:00 Mountain time, 1:00 p.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call can dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 6844158. The web site replay will be available for 14 days following the completion of the call.
About Spectranetics
Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Its CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. In April 2004, the Company obtained 510(k) clearance from the FDA for the laser-based treatment of patients suffering from total occlusions (blockages) in their leg arteries that are not crossable with a guidewire.
Spectranetics, CVX-300 and CLiRpath are registered trademarks of The Spectranetics Corporation.
Safe Harbor Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.
-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2006		2005	2006	2005
Revenue	$15,997		$10,645	$29,614	$19,698
Cost of revenue	3,862		2,639	7,509	4,815

Gross margin	12,135		8,006	22,105	14,883
Gross margin %	76%		75%	75%	76%
Operating expenses:
Selling, general and administrative	9,584	(1)	5,882	18,463 (1)	11,266
Research, development and other technology	2,137	(2)	1,553	3,971 (2)	3,018

Total operating expenses	11,721		7,435	22,434	14,284

Operating income	414		571	(329)	599
Other income, net	448		72	572	176

Income before taxes	862		643	243	775
Income tax expense	(341)		(401)	(360)	(458)

Net income (loss)	$521		$242	$(117)	$317

Earnings (loss) per common and common equivalent share – basic	$0.02		$0.01	$(0.00)	$0.01

Earnings (loss) per common and common equivalent share – diluted	$0.02		$0.01	$(0.00)	$0.01

Weighted average shares outstanding
Basic	28,471		25,818	27,422	25,741
Diluted	31,259		27,650	27,422	27,646

(1)	Includes stock-based compensation of $577,000 and $1,104,000 for the three and six months ended June 30, 2006, respectively.

(2)	Includes stock-based compensation of $30,000 and $123,000 for the three and six months ended June 30, 2006, respectively.

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)
(Unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current assets
Cash, cash equivalents and securities	$56,146	$14,937
Accounts receivable	9,590	8,141
Inventories	5,952	2,967
Deferred tax asset	65	65
Other current assets	1,525	663

Total current assets	73,278	26,773
Property, plant and equipment, net	11,975	8,801
Investment securities, non-current	2,065	1,976
Deferred tax asset, non-current	422	782
Other assets	385	443

Total assets	$88,125	$38,775

Liabilities and stockholders’ equity
Current liabilities	10,377	11,560
Non-current liabilities	13	31
Stockholders’ equity	77,735	27,184

Total liabilities and stockholders’ equity	$88,125	$38,775

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)
Financial Summary:

	2005			2006
(000's, except per share amounts)	2ndQtr	3rd Qtr	4thQtr	1stQtr	2ndQtr
Laser Revenue:
Equipment sales	$691	$767	$972	$820	$804
Rental fees	406	447	629	560	603

Total laser revenue	1,097	1,214	1,601	1,380	1,407

Disposable Products Revenue:
Fiber-optic atherectomy revenue	4,207	4,236	4,809	5,081	6,934
Support catheter revenue	755	793	955	1,573	1,840

Total atherectomy revenue	4,962	5,029	5,764	6,654	8,774

Fiber-optic lead removal revenue	2,254	2,441	2,438	2,759	2,693
Other devices and accessories revenue	1,114	1,209	1,028	1,255	1,385

Total lead removal revenue	3,368	3,650	3,466	4,014	4,078

Service and other revenue	1,218	1,337	1,453	1,569	1,738

Total revenue	10,645	11,230	12,284	13,617	15,997

Net income (loss)	242	506	215	(638)*	521	*
Net income (loss) per share
Basic	0.01	0.02	0.01	(0.02)	0.02
Diluted	0.01	0.02	0.01	(0.02)	0.02

Cash flow generated by (used in) operating activities	(244)	460	330	(5,501)	(924)
Total cash and investment securities-current and non-current	16,074	16,800	16,913	11,183	58,211
Laser sales summary:
Laser sales from inventory	3	4	2	2	1
Laser sales from evaluation/rental units	2	2	6	4	5

Total laser sales	5	6	8	6	6

*	Includes stock-based compensation of $620 and $607, respectively.
Worldwide Installed Base Summary:

Laser sales from inventory	3	4	2	2	1
Rental placements	9	14	26	22	25
Evaluation placements	8	4	8	8	3

Laser placements during quarter	20	22	36	32	29
Buy-backs/returns during quarter	(3)	(4)	(6)	(3)	(4)

Net laser placements during quarter	17	18	30	29	25
Total lasers placed at end of quarter	446	464	494	523	548
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